Exhibit 21

Subsidiaries of MCG Capital Corporation
and Jurisdiction of Incorporation/Organization

Company	State
MCG Finance VII, LLC	Delaware
Solutions Capital G.P., LLC	Delaware
Solutions Capital I, L.P.	Delaware
Solutions Capital II, L.P.	Delaware